Exhibit (21)



                           Subsidiaries of Registrant


PHH Corporation owns 100% of PHH Holdings Corporation. All other companies (except those formed under Ontario or Canadian federal law, which are owned 100% directly by PHH Corporation) are owned 100% either directly or indirectly by PHH Holdings Corporation (a Maryland corporation).


     PHH Vehicle Management Services Corporation (a Maryland corporation)
     PHH Vehicle Management Services Inc. (a Canadian corporation)
     PHH Vehicle Management Services PLC (a United Kingdom corporation)
     PHH Vehicle Management Services (Deutschland) Corporation (a Maryland corporation)
     PHH Real Estate Services Corporation (a Delaware corporation)
     PHH Real Estate Services Inc. (an Ontario corporation)
     PHH Relocation PLC (a United Kingdom corporation)
     PHH Fantus Corporation (a Maryland corporation)
     PHH Mortgage Services Corporation (a New Jersey corporation)
     PHH Europe PLC (a United Kingdom corporation)



The names of 20 consolidated multiple subsidiaries wholly owned directly or indirectly by the registrant have been omitted. All such subsidiaries operate in the United States and all are engaged in providing financing for clients' leased vehicle and truck fleets. Other particular subsidiaries have been omitted because in the aggregate they would not constitute a significant subsidiary.

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